Ratio of Earnings to Fixed Charges                   Exhibit 12



                                                  Three Months
                                                     Ended
(Thousands of dollars)                           March 31, 1998
                                                 --------------
Earnings

Income before interest expense  . . . . . . . .     $11,082

Add:
Income tax items  . . . . . . . . . . . . . . .       4,592
Income tax on other income  . . . . . . . . . .         620
Amortization of debt discount, premium expense.          56
Allowance for funds used during construction -
   borrowed funds  . . . . . . . . . . . . . .           13
Interest on rentals . . . . . . . . . . . . . .         238
                                                    -------
   Total Earnings  . . . . . . . . . . . . . .      $16,601
                                                    =======
Fixed Charges

Interest on long-term debt  . . . . . . . . . .     $ 2,423
Other interest  . . . . . . . . . . . . . . . .         257
Amortization of debt discount, premium expense           56
Interest on rentals . . . . . . . . . . . . . .         238
                                                    -------
   Total Fixed Charges . . . . . . . . . . . .      $ 2,974
                                                    =======
Ratio of Earnings to Fixed Charges  . . . . . .        5.58
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